Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE TO TRANSFER LISTING OF COMMON STOCK TO THE NEW

YORK STOCK EXCHANGE

PLEASANTON, CA – May 31, 2012 – Ellie Mae, Inc. (NYSE MKT: ELLI), a leading provider of on-demand, enterprise level automated solutions for the residential mortgage industry, announced today that it has received authorization from NYSE Regulation, Inc. to transfer the listing of its common stock to the New York Stock Exchange (NYSE) from the NYSE MKT (formerly, NYSE Amex), where it has traded since Ellie Mae’s initial public offering in April 2011. Ellie Mae anticipates that trading in its common stock on the NYSE will begin on or about June 5, 2012 under its current symbol, “ELLI.”

“Trading on the New York Stock Exchange is an important milestone in our progress as a public company,” said Sig Anderman, CEO of Ellie Mae.

The last day of trading of Ellie Mae’s common stock on the NYSE MKT is expected to be on or about June 4, 2012. Until the common stock begins trading on the NYSE, the common stock will remain trading on the NYSE MKT under the existing symbol “ELLI.”

About Ellie Mae

Ellie Mae, Inc. is a leading provider of on-demand automation solutions for the mortgage industry. The Company offers an end-to-end solution, delivered using a Software-as-a Service model that serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management. The Company also hosts the Ellie Mae Network™ that allows mortgage professionals to conduct electronic business transactions with the lenders and settlement service providers they work with to process and fund loans. The Company’s offerings include the Encompass®, Encompass360® and DataTrac® mortgage management software systems.

Ellie Mae was founded in 1997 and is based in Pleasanton, California. To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.

© 2012 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding Ellie Mae’s future plans and expectations. These statements involve known and unknown risks, uncertainties and other factors, which may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors described in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Quarterly Report on Form 10-Q for the three months ended March 31, 2012. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae and its future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contact:

Edgar Luce

Executive VP and CFO

IR@elliemae.com

+1-925-227-7079

or

Lisa Laukkanen

The Blueshirt Group for Ellie Mae, Inc.

lisa@blueshirtgroup.com

+1-415-217-4967

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